Exhibit 99.B.D.(ii)

INVESTMENT MANAGEMENT AGREEMENT

This Agreement is made by and between HL Investment Advisors, LLC, a Connecticut limited liability company (the “Adviser”), and Hartford Series Fund, Inc. a corporation organized under the laws of the State of Maryland (the “Company”), on its own behalf and on behalf of each of its series listed on Schedule A hereto, as it may be amended from time to time (each, a “Portfolio” and, collectively, the “Portfolios”).

WHEREAS, the Adviser has agreed to furnish investment advisory services to the Company, an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) and each Portfolio; and

WHEREAS, the Company and the Adviser wish to enter into this Agreement setting forth the investment advisory services to be performed by the Adviser for the Company and each Portfolio, and the terms and conditions under which such services will be performed; and

WHEREAS, this Agreement has been approved in accordance with the provisions of the 1940 Act, and HIFSCO is willing to furnish such services upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the promises and the mutual agreements herein contained, the parties hereto agree as follows:

1.  General Provision

The Company hereby employs the Adviser and the Adviser hereby undertakes to act as the investment manager of the Company and to each Portfolio and to perform for the Company such other duties and functions as are hereinafter set forth and such other duties as may be necessary or appropriate in connection with its services as investment manager. The Adviser shall, in all matters, give to the Company and its Board of Directors the benefit of its best judgment, effort, advice and recommendations and shall at all times conform to, and use its best efforts to enable the Company to conform to (i) the provisions of the 1940 Act and any rules or regulations thereunder, (ii) any other applicable provisions of state or federal law; (iii) the provisions of the Articles of Incorporation and By-Laws of the Company as amended from time to time; (iv) the policies and determinations of the Board of Directors of the Company; (v) the fundamental policies and investment restrictions of the Company and Portfolios as reflected in the Company’s registration statement under the 1940 Act or as such policies may, from time to time, be amended by the Company’s shareholders, and (vi) the Prospectus and Statement of Additional Information of the Company in effect from time to time. The appropriate officers and employees of the Adviser shall be available upon reasonable notice for consultation with any of the Directors and officers of the Company with respect to any matters dealing with the business and affairs of the Company including the valuation of any of each Portfolios’ securities that are either not registered for public sale or not being traded on any securities market.

2.  Investment Management Services

(a)  Subject to the direction and control by the Company’s Board of Directors, the Adviser shall, or shall cause an affiliate to: (i) regularly provide investment advice and recommendations to each Portfolio with respect to its investments, investment policies and the purchase and sale of securities; (ii) supervise continuously the investment program of each Portfolio and the composition and performance of its portfolio securities and determine what securities shall be purchased or sold by each Portfolio; and (iii) arrange, subject to the provisions of Section 4 hereof, for the purchase of securities and other investments for each Portfolio and the sale of securities and other investments held in each Portfolio.

(b)  The Adviser shall provide, or shall cause an affiliate to provide, such economic and statistical data relating to each Portfolio and such information concerning important economic, political and other developments as the Adviser shall deem appropriate or as shall be requested by the Company’s Board of Directors.

3.  Administrative Services

In addition to the performance of investment advisory services, the Adviser shall perform, or shall cause an affiliate to perform, the following services in connection with the management of the Company:

(a)  provide the Company with office space, facilities, equipment and necessary personnel and such other services as the investment manager of the Portfolios, subject to review by the Company’s Board of Directors (the “Board”), from time to time shall determine to be necessary or useful to perform its obligations under this Agreement, including the provision by the Adviser from among its officers, directors and employees, persons to serve as directors, officers and employees of the Company and to pay the salaries of all such persons;

(b)  oversee administration and maintenance of shareholder accounts and conduct of shareholder relations;

(c)  conduct relations with and provide oversight of custodians, depositories, transfer agents, dividend disbursing agents, other shareholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable;

(d)  oversee the determination and publication of each Portfolio’s net asset value in accordance with the Portfolio’s policy as adopted from time to time by the Board;

(e)  review the appropriateness of and arrange for payment of each Portfolio’s expenses;

(f)  make such reports and recommendations to the Board concerning the performance of the independent accountants as the Board may reasonably request or deem appropriate;

(g)  make such reports and recommendations to the Board concerning the performance and fees of the Company’s’ custodian, transfer agent and dividend disbursing agent as the Board may reasonably request or deem appropriate;

(h)  oversee and review calculations of fees paid to the Company’s service providers;

(i)  respond to or refer to the Company’s officers or transfer agent, shareholder inquiries relating to the Portfolios;

(j)  supervise any other aspects of the Company’s administration or operations as may be agreed to with the Portfolios;

(k)  deliver current Portfolio proxies and proxy statements and other informational materials;

(l)  facilitate the tabulation of investors’ votes in the event of a Portfolio shareholder vote;

(m)  receive, tabulate and transmit proxies executed by or on behalf of investors; and

(n)  provide such other services as the Company and/or the Board may deem necessary or appropriate from time to time.

(o)  furnish to the Series Fund such other administrative services as are necessary for the efficient operation of the Company.

4.  Sub-Advisers and Sub-Contractors

The Adviser, upon approval of the Board of Directors, may engage one or more investment advisers that are registered as such under the Investment Advisers Act of 1940, as amended, to act as sub-adviser with respect to existing and future Portfolios of the Company. Such sub-adviser or sub-advisers shall assume such responsibilities and obligations of the Adviser pursuant to this Investment Management Agreement as shall be delegated to the sub-adviser or sub-advisers, and the Adviser will supervise and oversee the activities of any such sub-adviser or sub-advisers. In addition, the Adviser may subcontract for any of the administrative services set forth in Section 3 above.

5.  Brokerage Transactions

When placing orders for the purchase or sale of a Portfolio’s securities, the Adviser or any sub-adviser appointed by the Adviser shall use its best efforts to obtain the best net security price available for a Portfolio. Subject to and in accordance with any directions that the Board of Directors may issue from time to time the Adviser or the sub-adviser, if applicable, may also be authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if the Adviser or the sub-adviser, if applicable, determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser’s or the sub-adviser’s overall responsibilities with respect to a Portfolio and other advisory clients. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise. The Adviser or the sub-adviser will promptly communicate to the Board of Directors such information relating to portfolio transactions as the Board may reasonably request.

6.  Expenses

Expenses to be paid by the Company, include, but are not limited to (i) interest and taxes; (ii) brokerage commissions; (iii) premiums for fidelity and other insurance coverage requisite to the Company’s operations; (iv) the fees and expenses of its non-interested directors; (v) legal, audit and fund accounting expenses; (vi) custodian and transfer agent fees and expenses; (vii) expenses incident to the redemption of its shares; (viii) fees and expenses related to the registration under federal and state securities laws of shares of the Company for public sale; (ix) expenses of printing and mailing prospectuses, reports, notices and proxy material to shareholders of the Company; (x) all other expenses incidental to holding meetings of the Company’s shareholders; and (xi) such extraordinary non-recurring expenses as may arise, including litigation affecting the Company and any obligation which the Company may have to indemnify its officers and Directors with respect thereto. Any officer or employee of the Adviser or of any entity controlling, controlled by or under common control with the Adviser, who may also serve as officers, directors or employees of the Company shall not receive any compensation from the Company for their services.

7.  Compensation of the Adviser

As compensation for the services rendered by the Adviser, each Portfolio shall pay to the Adviser as promptly as possible after the last day of each month during the term of this Agreement, a fee accrued daily and paid monthly, as set forth in Schedule B to this Agreement, as it may be amended from time to time:

The Adviser, or an affiliate of the Adviser, may agree to subsidize any of the Portfolios to any level that the Adviser, or any such affiliate, may specify. Any such undertaking may be modified or discontinued at any time except to the extent the Adviser explicitly agrees to maintain such undertaking for a specified period.

If it is necessary to calculate the fee for a period of time that is less than a month, then the fee shall be (i) calculated at the annual rates provided in Schedule B but prorated for the number of days elapsed in the month in question as a percentage of the total number of days in such month, (ii) based upon the average of the Portfolio’s daily net asset value for the period in question, and (iii) paid within a reasonable time after the close of such period.

8.  Liability of the Adviser

(a)  The Adviser shall not be liable for any loss or losses sustained by reason of any investment including the purchase, holding or sale of any security, or with respect to the administration of the Company, as long as the Adviser shall have acted in good faith and with due care; provided, however, that no provision in this Agreement shall be deemed to protect the Adviser against any liability to the Company or its shareholders by reason of its willful misfeasance, bad faith or gross negligence (or, alternatively, in respect of any Portfolio for which the sub-adviser at the time of such loss is Hartford Investment Management Company, its negligence) in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

(b)  The rights of exculpation and indemnification are not to be construed so as to provide for exculpation or indemnification provided under 8(a) of any person for any liability (including liability under U.S. federal securities laws that, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that exculpation or indemnification would be in violation of applicable law, but will be construed so as to effectuate the applicable provisions of this section to the maximum extent permitted by applicable law.

9.  Duration of Agreement

(a)  This Agreement, as amended, shall be effective on March 1, 2010. This Agreement, unless sooner terminated in accordance with 9(b) below, shall continue in effect from year to year thereafter provided that its continuance is specifically approved at least annually (1) by a vote of a majority of the members of the Board of Directors of the Company or by a vote of a majority of the outstanding voting securities of each Portfolio, and (2) in either event, by the vote of a majority of the members of the Company’s Board of Directors who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on this Agreement.

(b)  This Agreement (1) may be terminated at any time without the payment of any penalty either by a vote of a majority of the members of the Board of Directors of the Company or by a vote of a majority of the Portfolio’s outstanding voting securities, on sixty days’ prior written notice to the

Adviser; (2) shall immediately terminate in the event of its assignment and (3) may be terminated by the Adviser on sixty days’ prior written notice to the Portfolio, but such termination will not be effective until the Portfolio shall have contracted with one or more persons to serve as a successor investment adviser for the Portfolio and such person(s) shall have assumed such position.

(c)  As used in this Agreement, the terms “assignment”, “interested person” and “vote of majority of the Company’s outstanding voting securities” shall have the meanings set forth for such terms in the 1940 Act, as amended.

(d)  Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party to this Agreement to whom such notice is to be given at such party’s current address.

10.  Other Activities

Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of the Adviser to engage in any other business or to render services of any kind to any other corporation, firm individual or association.

11.  Additional Series

The amendment of Schedule A to this Agreement for the sole purpose of adding one or more Portfolios shall not be deemed an amendment of this Agreement or an amendment affecting an already existing Portfolio and requiring the approval of shareholders of that Portfolio.

12.  Invalid Provisions

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

13.  Governing Law

To the extent that federal securities laws do not apply, this Agreement and all performance hereunder shall be governed by the laws of the State of Connecticut, which apply to contracts made and to be performed in the State of Connecticut.

14.  Amendments

No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge, or termination is sought, and no amendment of this Agreement will be effective until approved in a manner consistent with the 1940 Act and rules and regulations under the 1940 Act and any applicable Securities and Exchange Commission exemptive order from such rules and regulations. Any such instrument signed by a Portfolio must be (a) approved by the vote of a majority of the Directors who are not parties to this Agreement or “interested persons” of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the vote of a majority of the Directors of the Company, or by the vote of a majority of the outstanding voting securities of the

Portfolio. The amendment of Schedule A and/or Schedule B to this Agreement for the sole purpose of (i) adding or deleting one or more Portfolios or (ii) making other non-material changes to the information included in the Schedule shall not be deemed an amendment of this Agreement.

15.   Entire Agreement

This Agreement, including the schedules hereto, constitutes the entire understanding between the parties pertaining to the subject matter hereof and supersedes any prior agreement between the parties on this subject matter.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of  the 1st day of March, 2010.

HL Investment Advisors, LLC

/s/Robert Arena
By: Robert Arena
Title: President

Hartford Series Fund, Inc.
on behalf of each of its series listed on Attachment A

/s/Robert Arena
By: Robert Arena
Title: President

Schedule A

List of Portfolios

HARTFORD SERIES FUND, INC.

ON BEHALF OF:

Hartford Advisers HLS Fund

Hartford Capital Appreciation HLS Fund

Hartford Disciplined Equity HLS Fund

Hartford Dividend and Growth HLS Fund

Hartford Equity Income HLS Fund

Hartford Fundamental Growth HLS Fund

Hartford Global Advisers HLS Fund

Hartford Global Growth HLS Fund

Hartford Global Health HLS Fund

Hartford Global Research HLS Fund

Hartford Growth HLS Fund

Hartford High Yield HLS Fund

Hartford Index HLS Fund

Hartford International Growth HLS Fund

Hartford International Opportunities HLS Fund

Hartford International Small Company HLS Fund

Hartford MidCap HLS Fund

Hartford MidCap Value HLS Fund

Hartford Money Market HLS Fund

Hartford Small Company HLS Fund

Hartford Stock HLS Fund

Hartford Total Return Bond HLS Fund

Hartford Value HLS Fund

Schedule B

Fees

As compensation for the services rendered by the Adviser, each Portfolio shall pay to the Adviser as promptly as possible after the last day of each month during the term of this Agreement, a fee accrued daily and paid monthly based upon the following annual rates calculated based on the average daily net asset value of the applicable Portfolio:

Advisers HLS Fund

Average Daily Net Assets	Annual Rate

First $250 million	0.6800%
Next $250 million	0.6550%
Next $500 million	0.6450%
Next $4 billion	0.5950%
Next $5 billion	0.5925%
Amount Over $10 billion	0.5900%

Capital Appreciation HLS Fund, Disciplined Equity HLS Fund, Dividend and Growth HLS Fund, Global Advisers HLS Fund, Global Growth HLS Fund, International Opportunities HLS Fund and MidCap HLS Fund

Average Daily Net Assets	Annual Rate

First $250 million	0.7750%
Next $250 million	0.7250%
Next $500 million	0.6750%
Next $4 billion	0.6250%
Next $5 billion	0.6225%
Amount Over $10 billion	0.6200%

Equity Income HLS Fund, Growth HLS Fund, MidCap Value HLS Fund and Value HLS Fund

Average Daily Net Assets	Annual Rate

First $250 million	0.8250%
Next $250 million	0.7750%
Next $500 million	0.7250%
Next $4 billion	0.6750%
Next $5 billion	0.6725%
Amount Over $10 billion	0.6700%

Fundamental Growth HLS Fund

Average Daily Net Assets	Annual Rate

First $250 million	0.8000%
Next $250 million	0.7500%
Next $4.5 billion	0.7000%
Next $5 billion	0.6975%
Amount Over $10 billion	0.6950%

Global Research HLS Fund

Average Daily Net Assets	Annual Rate

First $500 million	0.9000%
Next $500 million	0.8750%
Next $4 billion	0.8500%
Next $5 billion	0.8475%
Amount Over $10 billion	0.8450%

Global Health HLS Fund, International Growth HLS Fund and International Small Company HLS Fund

Average Daily Net Assets	Annual Rate

First $250 million	0.8500%
Next $250 million	0.8000%
Next $4.5 billion	0.7500%
Next $5 billion	0.7475%
Amount Over $10 billion	0.7450%

High Yield HLS Fund

Average Daily Net Assets	Annual Rate

First $500 million	0.7000%
Next $500 million	0.6750%
Next $4 billion	0.6250%
Next $5 billion	0.6050%
Amount Over $10 billion	0.5950%

Index HLS Fund

Average Daily Net Assets	Annual Rate

First $2 billion	0.3000%
Next $3 billion	0.2000%
Next $5 billion	0.1800%
Amount Over $10 billion	0.1700%

Money Market HLS Fund

Average Daily Net Assets	Annual Rate

First $5 billion	0.4000%
Next $5 billion	0.3800%
Amount Over $10 billion	0.3700%

Small Company HLS Fund

Average Daily Net Assets	Annual Rate

First $250 million	0.7750%
Next $250 million	0.7250%
Next $500 million	0.6750%
Next $500 million	0.6000%
Next $3.5 billion	0.5500%
Next $5 billion	0.5300%
Amount Over $10 billion	0.5200%

Stock HLS Fund

Average Daily Net Assets	Annual Rate

First $250 million	0.5250%
Next $250 million	0.5000%
Next $500 million	0.4750%
Next $4 billion	0.4500%
Next $5 billion	0.4475%
Amount Over $10 billion	0.4450%

Total Return Bond HLS Fund

Average Daily Net Assets	Annual Rate

First $250 million	0.5250%
Next $250 million	0.5000%
Next $500 million	0.4750%
Next $4 billion	0.4500%
Next $5 billion	0.4300%
Amount Over $10 billion	0.4200%